EXHIBIT 10.1

LLC OWNERSHIP INTEREST PURCHASE AGREEMENT

This LLC Ownership Interest Purchase Agreement ("Agreement") is made as of July 1, 2013 by Vystar Corporation, a Georgia corporation ("Vystar" or "Buyer") and Michael Soo, M.D., an individual resident in Durham County, North Carolina (Seller") for the consideration and on the terms set forth in this Agreement

RECITALS

Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding limited liability corporate membership and ownership interest (the " Ownership Interest") of Kiron Clinical Sleep Lab, LLC, a North Carolina limited liability company ("Company").

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Adjustment Amount"—as defined in Section 2.5.

"Applicable Contract"—any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

"Balance Sheet"—as defined in Section 3.4.

"Best Efforts"—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

"Breach"—a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance. The Parties note that determining whether a "Breach" has occurred will be determined in light of whether the essential representation, warranty, covenant, obligation or other provision of this Agreement is accurate and/or can be accomplished with the intent of this Agreement with immaterial impact. Notwithstanding, however, it will be solely within the non breaching party's discretion whether to assert any breach due to any such failure by the other party, and any such determination not to assert breach in one circumstance will not preclude or otherwise be determined to be a waiver for that nonbreaching party to assert such claim of breach in a subsequent or similar circumstance.

"Buyer"—as defined in the first paragraph of this Agreement.

"Closing"—as defined in Section 2.3.

"Closing Date"—the date and time as of which the Closing actually takes place.

"Company"—as defined in the Recitals of this Agreement, which is the company to be acquired by Vystar.

"Consent"—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions"—all of the transactions contemplated by this Agreement, including:

a)	the sale of the Ownership Interest by Seller to Buyer;
b)	the execution, delivery, and performance of the Promissory Note, the Noncompetition Agreement, the and the Seller's Releases;
c)	the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and
d)	Buyer's acquisition and ownership of the Ownership Interest and exercise of control over the Acquired Company.

"Contract"—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"—as defined in Section 10.2.

"Disclosure Letter"—the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

"Encumbrance"—any charge, claim, community property Ownership Interest, condition, equitable Ownership Interest, lien, option, pledge, security Ownership Interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment"—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities"—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

a)	any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);
b)	fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;
c)	financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
d)	any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended ("CERCLA").

"Environmental Law" —any Legal Requirement that requires or relates to:

a)	advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;
b)	preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;
c)	reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;
d)	assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
e)	protecting resources, species, or ecological amenities;
f)	reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
g)	cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or
h)	making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"Facilities"—any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

"GAAP"—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

"Governmental Authorization"—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"—any:

a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;
b)	federal, state, local, municipal, foreign, or other government;
c)	governmental or quasi- governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
d)	multi- national organization or body; or
e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Materials"—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Intellectual Property Assets" —as defined in Section 3.22.

"Interim Balance Sheet"—as defined in Section 3.4.

"IRC"—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"—the United States Internal Revenue Service or any successor agency, and to the extent relevant, the United States Department of the Treasury.

"Knowledge"—an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

a)	such individual is actually aware of such fact or other matter; or
b)	a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"Legal Requirement"—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Material Adverse Effect" means any change, event, state of facts or effect (each being an "Effect") that is materially adverse to the business of either of the Company or when aggregated could be to the combined Company or to Buyer upon or after acquisition of the Company.

"Noncompetition Agreements"—as defined in Section 2.4(a) .

"Occupational Safety and Health Law" —any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"—an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

a)	such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
b)	such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) [and is not required to be specifically authorized by the parent company (if any) of such Person]; and
c)	such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents"—Operating Agreement, any Articles of Organization; and any amendment to any of the foregoing.

"Ownership Interest”—as defined in the recitals to this Agreement.

"Person"—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding"—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Promissory Note"—as defined in Section 2.4(b)(ii).

"Related Person"—with respect to a particular individual:

a)	each other member of such individual's Family;
b)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;
c)	any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and
d)	any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

a)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
b)	any Person that holds a Material Interest in such specified Person;
c)	each Person that serves as a director, officer, partner, manager executor, or trustee of such specified Person (or in a similar capacity);
d)	any Person in which such specified Person holds a Material Interest;
e)	any Person with respect to which such specified Person serves as a general partner, manager or a trustee (or in a similar capacity); and
f)	any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses if any, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity or equity interests in a Person.

"Representative"—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Seller"—as defined in the first paragraph of this Agreement.

"Seller's Releases"—as defined in Section 2.4.

"Subsidiary"—with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax Return"—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Territory" shall mean the geographical area within a 25 mile radius of any facility of Purchaser for which Seller was serving as Medical Director or providing medical services at the time of termination for any reason of any services agreement between Buyer and Seller.

."Threatened"—a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.	SALE AND TRANSFER OFOWNERSHIP INTEREST; CLOSING

2.1	OWNERSHIP INTEREST

Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Ownership Interest to Buyer, and Buyer will purchase the Ownership Interest from Seller.

2.2	PURCHASE PRICE

The purchase price (the "Purchase Price") for the Ownership Interest will be approximately $300,000 minus the Adjustment Amount if necessary based upon the Adjustment Procedure. The Purchase Price shall be paid one-third (1/3) or thirty three and a third percent (33⅓%) in cash, or $100,000 in cash ("Closing Cash Amount"), less ten percent (10%) held back for the Adjustment Amount, one-third (1/3) or thirty three and a third percent (33⅓%), or $100,000 worth of shares of the Buyer ("Closing Share Amount") less fifty percent (50%) held back for the Adjustment Amount and the remaining amount in the form of two percent (2%) of gross receipts received by the Acquired Company after the Closing Date of the Acquisition for a period of five (5) years. The Buyer shares shall be priced at $0.069/share for a total of 727,434 shares.

2.3	CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer at 3235 Satellite Blvd., Bldg 400, Suite 290, Duluth, GA 30096, at 3 pm (local time) on June 28, 2013 or at such time and place as the parties may agree.

2.4	CLOSING OBLIGATIONS

At the Closing each party shall deliver to the other party those items set forth below, which shall operate as conditions precedent to the obligation to close:

(a)	Seller will deliver to Buyer:

(i)	certificates representing the Ownership Interest, duly endorsed (or if the Ownership Interest is not certified, an Assignment of Ownership Interest in the form of Exhibit 2.4(a)(i)) for transfer to Buyer;

(ii)	releases in the form of Exhibit 2.4(a)(ii) executed by Seller (collectively, "Seller's Release"); and

(iii)	a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.5);

(b)	Buyer will deliver to Seller:

(i)	$90,000 by bank cashier's or certified check payable to the order of Michael Soo, M.D., or by wire transfer to account specified by Seller;

(ii)	an Issuance Resolution authorizing the issuance of new shares of common stock of the Buyer representing a value of $50,000 based on the trailing twenty (20) day volume weighted average closing price of the Buyer’s common stock as of the Closing. Buyer’s transfer agent shall issue a stock certificate in the name of the Seller representing the common shares and deliver directly to the Seller; and

(iii)	a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

2.5	ADJUSTMENT AMOUNT

The Adjustment Amount will be equal to ten percent (10%) of the Closing Cash Amount, or $10,000 and fifty percent (50%) of the Closing Share Amount, or $50,000 worth of shares. This Adjustment Amount shall be held back from payment or delivery to Seller pending application of the Adjustment Procedure described in Section 2.6 below to determine whether such Adjustment Amount should be paid to Seller in accordance with the Adjustment Procedure. The Adjustment Amount shall be reflected in a promissory note, in the form of Exhibit 2.5. The Adjustment Amount that is to be paid in Buyer shares shall be priced as of the Closing Date, but shall not be issued until the Adjustment Procedure results have determined Buyer is in fact eligible for receiving those shares.

2.6	ADJUSTMENT PROCEDURE

Buyer will cause its certified public accountants to conduct a post-acquisition audit of the Company, its financial and other records ("the Audit"). If the Audit confirms the Company's 2011, 2012 and first six (6) months of 2013 financials within two percent (2%) as stated and submitted to Buyer at or immediately prior to the Close Date, then Buyer shall pay to Seller the Adjustment Amount (a copy of Company's Statement of Revenues and Expenses for the 4 Quarters Ended for both December 31, 2012 and December 31, 2011 that were disclosed by Seller to Buyer prior to the Close Date, is attached hereto as Exhibit 2.6). If the results of the Audit show the revenue and net income figures reported to Buyer were not in fact represented accurately within this two percent (2%) variability but were within three percent (3%), then fifty percent (50%) of the Adjustment Amount shall be paid to Seller. If the Audit reveals a variability greater than three percent (3%) of these revenue and net income financials, then none of the Adjustment Amount shall be paid to Seller. For purposes of this "variability" referred to herein, this refers to figures that are below those reported to Buyer prior to the Closing Date. Any upside or variability showing higher income and revenues than the financials reported will result in all of the Adjustment Amount being paid. In the event that the Adjustment Amount is due and payable to Seller, such Adjustment Amount shall be paid by Buyer as set forth in the Promissory Note.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer as follows:

3.1	ORGANIZATION AND GOOD STANDING

(a)	Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation or formation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each ownership interest and the amount or percentage of Ownership Interest held by each). The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)	Seller has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.2	AUTHORITY; NO CONFLICT

(a)	This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Seller's Release, and the Assignment of Ownership Interest (collectively, the "Seller' Closing Documents"), the Seller' Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform her obligations under this Agreement and the Seller's Closing Documents.

(b)	Unless set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)	contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the owner members or managers of the Company;

(ii)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;

(iii)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)	cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

(v)	cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi)	contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

(vii)	result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company; or

(viii)	any accelerations of any liability owed by the Company.

Unless set forth in Part 3.2 of the Disclosure Letter, neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(c)	Seller is acquiring the Promissory Note and/or Stock of Buyer for his own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

3.3	CAPITALIZATION

The authorized equity securities of the Company consist of one hundred percent (100%) of the membership and ownership interest of the Company which are issued and outstanding to Michael Soo, constituting the Ownership Interest. Seller is and will be on the Closing Date the beneficial owner and holder of record of all of the Ownership Interest, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. No Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Company) or any direct or indirect equity or ownership interest in any other business.

3.4	FINANCIAL STATEMENTS

Seller has delivered to Buyer financial statements of the Company as for the fiscal years ending December 31, 2012 and for December 31, 2011 and the three month period ending March 31, 2013 including a balance sheet, an income statement and a statement of cash flows. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

3.5	BOOKS AND RECORDS

The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, GAAP and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records.

3.6	TITLE TO PROPERTIES; ENCUMBRANCES

Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Seller has delivered or made available to Buyer copies of the deeds, leases and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Company and relating to such property or interests. The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed in Part 3.6 of the Disclosure Letter and personal property sold or acquired since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory ) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security Ownership Interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security Ownership Interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security Ownership Interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due.

3.7	CONDITION AND SUFFICIENCY OF ASSETS

The structures and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The structures and equipment of the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.8	ACCOUNTS RECEIVABLE

All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9	INVENTORY

All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable or salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or [market] [net realizable value] on a [last in, first out] [first in, first out] basis. The quantities of each item of inventory (whether raw materials, work- in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

3.10	NO UNDISCLOSED LIABILITIES

Unless set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

With regard to that certain line of credit with Wells Fargo bank in the name of the Company, personally guaranteed by Seller ("Seller LOC"), Seller hereby certifies, warrants and represents that the full amount of the outstanding Seller LOC as of the Effective Date will be paid in full according to the Seller LOC bank terms to its complete and full satisfaction and shall fully indemnify and hold harmless Buyer for all costs, liabilities and expenses with respect to this Seller LOC. The details of such Seller LOC is reflected in Part 3.10 of the Disclosure Letter.

3.11	TAXES

(a)	The Company has filed or caused to be filed (on a timely basis since) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Seller has delivered or made available to Buyer copies of such, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since 2009. The Company have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

(b)	There have been no audits nor any deficiencies assessed against the Seller or the Company at any time. Neither the Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(c)	The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to that Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)	All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Ownership Interest to Buyer), no Company or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Ownership Interest to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer. Part 3.11 of the Disclosure Letter lists all such target affiliates.

(e)	The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(f)	The Seller and the Company have complied with all obligations to withhold and remit taxes to the appropriate taxing authority.

(g)	The Seller and the Company have paid all sales, use, and property taxes required to have been paid.

(h)	The Seller and the Company have paid all taxes required to have been paid and reserves for tax liability are adequate.

(i)	There are no liens for taxes on the assets of the Company.

(j)	The Seller and the Company have received no indication from a jurisdiction in which it does not file tax returns that it may be subject to tax in that jurisdiction.

3.12	NO MATERIAL ADVERSE CHANGE

Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13	EMPLOYEE BENEFITS

(a)	Unless described in the Disclosure Letter, Seller warrants and represents that it has no Company plans, or voluntary employees' beneficiary association under IRC §501(c)(9), or other Company benefit obligations plans that are (A) defined benefit Pension Plans (ERISA §3(2)(A), (B) Qualified Plans (IRC §401(a)), (C) Title IV Plans (ERISA, 29 USC §130 et. seq.), (D) ERISA Plans or (E) Union agreements or collective bargaining agreements. Further, neither Seller nor the Company has Knowledge of any facts or circumstances that may give rise to any liability of Seller, or the Company, or Buyer under any plan or obligation referenced herein.

(b)	Seller has delivered to Buyer:

(i)	all personnel, payroll, and employment manuals and policies;

(ii)	all notices that were given by the IRS, or the Department of Labor to the Company, or the Company Plan within the four years preceding the date of this Agreement;

(c)	Except as set forth in Part 3.13 of the Disclosure Letter:

(i)	The Company has no obligations under the Company plans, or Company benefit obligations. The Company has made appropriate entries in their financial records and statements for all obligations and liabilities under such plans and Obligations that have accrued but are not due. No Seller or Company has any liability to the IRS for any such plans or Obligations.

(ii)	The Company provides no health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

(iii)	The Company has the right to modify and terminate benefits to employees, with respect to both retired and active employees.

(iv)	The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

3.14	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)	Except as set forth in Part 3.14 of the Disclosure Letter:

(i)	the Company is, and at all times since January 1, 2010 has been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)	no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)	the Company has not received, at any time since January 1, 2010 any notice or other communication (whether oral or written) from any governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of any remedial action of any nature.

(b)	Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Unless set forth in Part 3.14 of the Disclosure Letter:

(i)	the Company is, and at all times since January 1, 2010 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

(ii)	no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

(iii)	the Company has not received, at any time since January 1, 2010 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, proposed, alleged, possible, or potential violation of or failure to comply with any requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)	all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets.

3.15	LEGAL PROCEEDINGS; ORDERS

(a)	Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

(i)	that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b)	To the Knowledge of Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. If any such Proceeding existed, as evidenced by the Disclosure Letter Section 3.15, Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each and such will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

(c)	Except as set forth in Part 3.15 of the Disclosure Letter there is no Order to which any of the Company, or any of the assets owned or used by the Company, is subject or otherwise relates to the business of or any of the assets owned or used by the Company and includes no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

3.16	ABSENCE OF CERTAIN CHANGES AND EVENTS

Unless set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a)	change in the Company's authorized or issued ownership or membership interest; grant of any ownership or membership interest or right to purchase such ownership or membership interest of the Company; issuance of any security convertible into such ownership or membership interest; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any ownership or membership interest of any; or declaration or payment of any dividend or other distribution or payment in respect of any such membership or ownership interest;

(b)	amendment to the Organizational Documents of the Company;

(c)	payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)	adoption of, or increase in the payments to or benefits for or with any employees of the Company;

(e)	damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f)	entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction with the Company;

(g)	sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)	cancellation or waiver of any claims or rights for the Company;

(i)	material change in the accounting methods used by the Company;

(j)	agreement, whether oral or written, by the Company to do any of the foregoing; or

(k)	any event occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on either Seller, either of the Company or Buyer.

3.17	CONTRACTS; NO DEFAULTS

(a)	Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

(i)	each Applicable Contract that involves performance of services or delivery of goods or materials by or to one or more Company of an amount or value in excess of $ 5,000 (except for the Management Contracts which have been provided to Buyer and not included on the Disclosure Letter);

(ii)	each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Company in excess of $1,000;

(iii)	each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $1,000 and with terms of less than one year);

(iv)	each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(v)	any Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vi)	each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vii)	each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of an Company or limit the freedom of the Company or any Affiliate of an Company to engage in any line of business or to compete with any Person;

(viii)	each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(ix)	each power of attorney that is currently effective and outstanding;

(x)	each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xi)	each Applicable Contract for capital expenditures in excess of $1,000;

(xii)	each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xiii)	each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)	Unless set forth in Part 3.17(b) of the Disclosure Letter:

(i)	Seller (and no Related Person of Seller) has not entered into any arrangement that provides for current or future acquisition rights nor being subject to any obligation or liability that relates to the business of, or any of the assets owned or used by, the Company; and

(ii)	to the Knowledge of Seller and the Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c)	Unless set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

(d)	Except as set forth in Part 3.17(d) of the Disclosure Letter:

(i)	the Company, and any other Person with any obligation or liability under any Contract, is and at all times since January 1, 2010 has been, in full compliance with all applicable terms and requirements of each Contract under which such Company has or had any obligation or liability or by which such Company or any of the assets owned or used by such Company is or was bound;

(ii)	no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iii)	no Company has given to or received from any other Person, at any time since January 1, 2010, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e)	There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

3.18	INSURANCE

(a)	Seller has delivered to Buyer:

(i)	true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the two (2) years preceding the date of this Agreement;

(ii)	true and complete copies of all pending applications for policies of insurance; and

(iii)	any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

(b)	Unless identified in Part 3.18(b) of the Disclosure Letter, none of the following exist on behalf of or relating to any of the Company:

(i)	any self- insurance arrangement by or affecting the Company, including any reserves established thereunder;

(ii)	any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

(iii)	any obligation of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) other than the broker and/or insurer listed on the policy under which such coverage is provided.

(c)	Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the two (2) preceding policy years:

(i)	a summary of the loss experience under each policy;

(ii)	a statement describing each claim under an insurance policy for an amount in excess of $5,000, which sets forth:

(A)	the name of the claimant;

(B)	a description of the policy by insurer, type of insurance, and period of coverage; and

(C)	the amount and a brief description of the claim; and

(iii)	a statement describing the loss experience for all claims that were self- insured, including the number and aggregate cost of such claims.

(d)	Except as set forth on Part 3.18(d) of the Disclosure Letter:

(i)	All policies to which the Company is a party or that provide coverage to either the Seller, the Company, or any director or officer of an Company:

(A)	are valid, outstanding, and enforceable;

(B)	are issued by an insurer that is financially sound and reputable;

(C)	taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company and for all risks to which the Company are normally exposed;

(D)	are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound;

(E)	will continue in full force and effect following the consummation of the Contemplated Transactions; and

(F)	do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(ii)	No Seller or Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)	The Company has paid all premiums due, and has otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

(iv)	The Company has given notice to the insurer of all claims that may be insured thereby.

3.19	ENVIRONMENTAL MATTERS

Except as set forth in part 3.19 of the Disclosure Letter:

(a)	The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)	There are no pending or, to the Knowledge of Seller and the Company, Threatened claims, Encumbrances, citations, directives, inquiries, notices, warnings or other communications or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest.

(c)	There are no Hazardous Materials present on or in the Environment at the Facilities.

3.20	EMPLOYEES

(a)	Seller warrants that it has provided Buyer with a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable ; vacation accrued; and any service credited for purposes of vesting and eligibility to participate under the Company's other benefits including cash bonus and/or stock/unit options or ownership severance pay, insurance, medical, welfare, or vacation plan.

(b)	No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee or director. To Seller' Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with such Company.

(c)	Unless set forth in Part 3.20 of the Disclosure Letter, the Company has no retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future, retiree medical insurance coverage, retiree life insurance coverage, or other benefit.

3.21	LABOR RELATIONS; COMPLIANCE

Since January 1, 2010, the Company has not been nor is a party to any collective bargaining or other labor Contract.

3.22	INTELLECTUAL PROPERTY

(a)	Intellectual Property Assets—The term "Intellectual Property Assets" includes:

(i)	the name Kiron, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

(ii)	all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

(iii)	all copyrights in both published works and unpublished works (collectively, "Copyrights");

(iv)	all rights in mask works (collectively, "Rights in Mask Works"); and

(v)	all know- how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

(b)	Agreements—There are no royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound.

(c)	Know-How Necessary for the Business

(i)	The Intellectual Property Assets are all those necessary for the operation of the Company's businesses as they are currently conducted. One or more of the Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii)	Except as set forth in Part 3.22(c) of the Disclosure Letter, all former and current employees of the Company have executed written Contracts with one or more of the Company that assign to one or more of the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company if any exist. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Company.

(d)	Patents

(i)	The Company does not have any Patents.

(ii)	None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e)	Trademarks

(i)	Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)	Although none of the Company's Marks have been registered with the United States Patent and Trademark Office ("USPTO"), Seller and no officer, director or employee of an Company is aware of any violation or infringement of any other Person by using the Marks of the Company, and such Marks are not involved in any opposition, invalidation, or cancellation and, to Seller's Knowledge, no such action is Threatened with respect to any of the Marks, and Seller and Company are currently in compliance with all formal legal requirements and obligations of the USPTO.

(f)	Copyrights

(i)	Neither Seller nor the Company maintain any copyrighted material, and no Copyright is infringed or, to Seller' Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(g)	Trade Secrets

(i)                    With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)                    Seller and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii)                   One or more of the Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23	CERTAIN PAYMENTS

Since January 1, 2010 neither the Company or director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of an Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24	DISCLOSURE

(a)	No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)	No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c)	There is no fact known to either Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects [or, as far as either Seller can reasonably foresee, materially threatens,] the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

3.25	RELATIONSHIPS WITH RELATED PERSONS

Neither the Seller nor any Related Person of Seller or of the Company except as disclosed in the Disclosure Letter has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company' businesses. No Seller or any Related Person of Seller or of the Company owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of such Company (a "Competing Business") in any market presently served by such Company. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.26	BROKERS OR FINDERS

Seller and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1                  ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina.

4.2                  AUTHORITY; NO CONFLICT

This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Promissory Note and the Buyer stock certificate (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, including without limitation to issue stock Vystar Corporation to Michael Soo, M.D. as part of the consideration paid under this Agreement.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3	CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.4	BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

4.5	SELLER LOC

Buyer hereby certifies, warrants and represents that it will not at any time, without express Seller written consent, borrow against or in any way intentionally or knowingly increase the principal outstanding balance of the Seller LOC. Buyer will hold harmless and indemnify Seller for any increase in outstanding principal balance and associated fees and interest to that increased principal of the Seller LOC that it knowingly or intentionally increases without express Buyer written consent.

5.	COVENANTS OF SELLER PRIOR TO CLOSING DATE

5.1	ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2	OPERATION OF THE BUSINESSES OF THE COMPANY

Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to:

(a)	conduct the business of such Company only in the Ordinary Course of Business;

(b)	use their Best Efforts to preserve intact the current business organization of such Company, keep available the services of the current officers, employees, and agents of such Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Company;

(c)	confer with Buyer concerning operational matters of a material nature; and

(d)	otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Company.

5.3	NEGATIVE COVENANT

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

5.4	REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2 (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

5.5	NOTIFICATION

Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller' representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6	PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

Except as expressly provided in this Agreement, Seller will cause all indebtedness owed to the Company by either Seller or any Related Person of either Seller to be paid in full prior to Closing

5.7	NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.8	BEST EFFORTS

Between the date of this Agreement and the Closing Date, Seller will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.	COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1	APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2	BEST EFFORTS

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Ownership Interest and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1	ACCURACY OF REPRESENTATIONS

(a)	All of Seller' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(b)	Each of Seller's representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

7.2	SELLER'S PERFORMANCE

(a)	All of the covenants and obligations that Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)	Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

7.3	CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Letter and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

7.4	ADDITIONAL DOCUMENTS

Such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Seller' representations and warranties, (iii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5	NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6	NO CLAIM REGARDING OWNERSHIP INTEREST OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock or membership of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Ownership Interest.

7.7	NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise [formally] proposed by or before any Governmental Body.

8.	CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to sell the Ownership Interest and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1	ACCURACY OF REPRESENTATIONS

All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2	BUYER'S PERFORMANCE

(a)	All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)	Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i) and 2.4(b)(ii).

8.3	CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

8.4	ADDITIONAL DOCUMENTS

Buyer must have caused such other documents as Seller may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5	NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Ownership Interest by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.	TERMINATION

9.1	TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)	by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(i)	by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

(ii)	by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller have not waived such condition on or before the Closing Date;

(b)	by mutual consent of Buyer and Seller; or

(c)	by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 30, 2013, or such later date as the parties may agree upon.

9.2	EFFECT OF TERMINATION

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.	INDEMNIFICATION; REMEDIES

10.1	SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

Seller, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a)	any Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;

(b)	any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied;

(c)	any Breach by either Seller of any covenant or obligation of such Seller in this Agreement; (d) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date;

(d)	any matter disclosed in the Disclosure Letter; or

(e)	any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

10.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER—ENVIRONMENTAL MATTERS

Seller, jointly and severally, will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with any Environmental, Health, and Safety or Hazardous Materials Liabilities arising out of or relating to the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or the Company has or had an interest, or any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or the Company or any other Person for whose conduct they are or may be held responsible.

10.4	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.5	TIME LIMITATIONS

If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, and 3.19, unless on or before two (2) years post the Closing Date Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.11, 3.13, or 3.19 or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the closing Date, unless on or before two (2) years post the Closing Date and Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

10.6	RIGHT OF SET-OFF

Upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 10 against amounts otherwise payable under the Promissory Note or may give notice of a Claim in such amount that may be taken out of any payment owed from the Adjustment Amount. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note or any instrument securing a Promissory Note. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a Claim to set-off against the Adjustment Amount will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

10.7	PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS

(a)	Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b)	If any Proceeding referred to in this Section 10 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)	Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)	Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

10.8	PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.	NON-COMPETE AND NON-SOLICITATION.

11.1	Non-Compete

(a)	Seller agrees that for a period commencing on the Closing Date and terminating on the second (2nd) anniversary of the Closing Date, or one (1) year after the termination or expiration of the Medical Director Agreement or other medical services agreement in place at the time of termination that is executed between the Seller and Buyer, whichever is longer, Seller will not engage, directly or indirectly, in a Competing Business anywhere in the Territory. The foregoing restrictions are reasonable and appropriate, do not exceed the protection necessary to secure the goodwill purchased, and do not place undue hardship on Seller.

(b)	The remedy at law for any breach of the foregoing will be inadequate and Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. If any provisions of any restrictive covenant contained herein, should be deemed to exceed the limitations allowed by applicable law, then such provision shall be reformed to provide the maximum limitations permitted.

11.2	Non-Solicitation

Seller agrees that for a period of four (4) years from and after the Closing Date he shall not, and shall not cause any third party to, without the prior written consent of Buyer, directly or indirectly:

(a)	solicit to hire (or cause or seek to cause to leave the employ of or retention by Buyer or any of its Subsidiaries) (i) any employee or contractor of Buyer and the Company and its subsidiaries, or (ii) any person employed or retained by Buyer or any of its Subsidiaries who became known to or was identified to Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or during Seller's engagement by Buyer after the Closing Date, unless, in the case of clause (i) or (ii) above, such person ceased to be an employee or contractor of Buyer and/or its Subsidiaries at least six (6) months prior to such action by Seller or any third party induced by Seller; or

(b)	solicit, divert, attempt to solicit or divert any customer or prospective customer of Company known to Seller at the time or Closing or obtained at any time during this four (4) year non-solicitation period for any reason.

For purposes of this Section 11, a "Competing Business" shall mean the Company, person or group of persons providing services in sleep health, including but not limited to services involving providing diagnostic tests in clinical settings, selling equipment and supplies relating to sleep health, providing consulting services with respect to sleep health, sleep health operations and/or operating a sleep health clinical or consulting services. "Territory" shall mean the United States.

12.	GENERAL PROVISIONS

12.1	EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2	PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company' employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3	CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party the Buyer, the Seller, or the Company any written, oral, or other information obtained in confidence from another party, the Buyer, the Seller, or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

12.4	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile and email with confirmations of delivery and/or receipt, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

Seller:

Attention: Michael Soo, M.D.

17 Stoneridge Circle

Durham, NC 27705

Email:       mlsoo@mindspring.com

With a copy to:

Joseph W. Marion

Harriss & Marion, PLLC

Suite 210-C

Duke Forest Place

3326 Durham-Chapel Hill Blvd

Durham, NC 27707

Email:     joe@hmattorneys.net

Facsimile: 919-493-8425

Buyer:	Vystar Corporation

Attention:	William Doyle

Email:	wdoyle@vytex.com

Facsimile:	(770)-965-0162

With a copy to:

Attention:	Dawn Ely, Esq.

Email:	dely@vytex.com

3235 Satellite Blvd,

400, Suite 290

Duluth, GA 30096

Facsimile:	1.866.360.7228

12.5	JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Georgia, County of Gwinnett, or if it has or can acquire jurisdiction, in the United States District Court in that county, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.6	FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.7	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8	ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including any Letter of Intent between the parties), and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by both parties.

12.9	DISCLOSURE LETTER

(a)	The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b)	In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.10	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other party, which will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.11	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.12	SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.13	TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.14	GOVERNING LAW

This Agreement will be governed by the laws of the State of Georgia without regard to conflicts principles.

12.15	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:	Vystar Corporation	Seller:	Michael Soo, M.D.

By:		By:
	Signature		Signature

Name:	William R. Doyle	Name:
	Printed Name		Printed Name

Title:	President & CEO	Title:	Individual & Sole Owner of Company

Date:		Date:

EXHIBIT 1

DISCLOSURE LETTER

EXHIBIT 2.4(a)(i)

ASSIGNMENT OF OWNERSHIP INTEREST

EXHIBIT 2.4(a)(ii)

SELLER'S RELEASE

EXHIBIT 2.5

PROMISSORY NOTE - Adjustment Amount

EXHIBIT 2.6

ADJUSTMENT PROCEDURE

COMPANY'S STATEMENT OF REVENUES AND EXPENSES FOR THE 4 QUARTERS ENDED FOR BOTH DECEMBER 31, 2012 AND DECEMBER 31, 2011

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